AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                             MARCH 31, 1996 AND 1995

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                             March 31, 1996 and 1995

                          INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Independent Auditors' Report................................................2
Balance Sheets..............................................................3
Statements of  Operations...................................................4
Statement of Changes in Stockholder's Equity................................5
Statements of Cash Flows....................................................6
Notes to Financial Statements...............................................8

                         LOPEZ LEVI & ASSOCIATES, P.A.

                                  [letterhead]

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder
American Remedial Technologies, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of American Remedial Technologies, Inc. (A Development Stage Company) as of March 31, 1996 and 1995, and the related statements of operations, changes in stockholder's equity, and cash flows the year then ended, the eight month period ended March 31, 1995 and the period August 23, 1994 (date of inception) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of American Remedial Technologies, Inc. as of March 31, 1996 and 1995, and the results of its operations and its cash flows the year then ended, the eight month period ended March 31, 1995 and the period August 23, 1994 (date of inception) to March 31, 1996 in conformity with generally accepted accounting principles.

/s/ LOPEZ LEVI & ASSOCIATES, P.A.
Lopez Levi & Associates, P.A.
June 21, 1996
(expect for Note H, as to
 which the date is July 9, 1996)

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                                                 MARCH 31, 1996           MARCH 31, 1995
                                                                                 --------------          ---------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                  $           11,740      $       1,103,806
    Trade accounts receivable - Note B                                                    571,166                    -
    Inventory of small tools and supplies                                                  12,494                    -
    Other current assets                                                                   33,620                    -
                                                                               ------------------      -----------------
       TOTAL CURRENT ASSETS                                                               629,020              1,103,806

PROPERTY AND EQUIPMENT - Note C
    Leasehold improvements, including capitalized
       interest of $70,312                                                              1,281,664                    -
    Plant machinery and equipment                                                         563,299                    -
    Office furniture and equipment                                                         77,892                    -
                                                                               ------------------      -----------------
                                                                                        1,922,855                    -
    Less: accumulated depreciation and amortization                                     (189,270)                    -
                                                                               ------------------      -----------------
       PROPERTY AND EQUIPMENT, net                                                      1,733,585                    -

OTHER ASSETS
    Deferred costs, net of accumulated amortization
       of $28,707 and $0 for 1996 and 1995, respectively                                  403,311                217,456
    Deposits                                                                              116,613                143,587
                                                                               ------------------      -----------------
       TOTAL OTHER ASSETS                                                                 519,924                361,043
                                                                               ------------------      -----------------
              TOTAL ASSETS                                                     $        2,882,529      $       1,464,849
                                                                               ==================      =================


                                                                                 MARCH 31, 1996           MARCH 31, 1995
                                                                                 --------------          ---------------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Note payable                                                              $              -        $       1,500,000
    Advances payable to related parties                                                      -                   47,557
    Current portion of equipment notes payable - Note C                                   58,545                    -
    Trade accounts payable                                                               351,414                    -
    Accrued expenses - Note D                                                            150,578                    -
    Deferred revenues                                                                     56,017                    -
                                                                              ------------------      -----------------
       TOTAL CURRENT LIABILITIES                                                         616,554              1,547,557

LONG-TERM DEBT
   Equipment notes payable, less current portion - Note C                                124,388                    -
   Note payable to affiliated company - Note B                                           400,000                    -
                                                                              ------------------      -----------------
         TOTAL LONG-TERM DEBT                                                            524,388                    -

COMMITMENTS - Note E

STOCKHOLDER'S EQUITY
    Common stock, par value $.01 per share; authorized
       10,000,000 shares; 1,000,000 shares issued and
       outstanding - Note F                                                               10,000                 10,000
    Additional paid-in capital                                                         3,500,000                 40,000
    Accumulated deficit during the development stage                                  (1,768,413)              (132,708)
                                                                              ------------------      -----------------
       TOTAL STOCKHOLDER'S EQUITY                                                      1,741,587                (82,708)
                                                                              ------------------      -----------------
              TOTAL LIABILITIES AND
                 STOCKHOLDER'S EQUITY                                         $        2,882,529      $       1,464,849
                                                                              ==================      =================

See accompanying notes to financial statements.
                                        3

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                                     FOR THE EIGHT MONTH
                                                     FOR THE YEAR ENDED                  PERIOD ENDED               FROM INCEPTION
                                                       MARCH 31, 1996                   MARCH 31, 1995            TO MARCH 31, 1996
                                                      ----------------               -------------------          -----------------
Revenues, net                                           $   1,503,774                   $         -                  $  1,503,774

Cost of revenues                                            1,252,760                             -                     1,252,760
                                                        -------------                   -------------                ------------
       GROSS PROFIT                                           251,014                             -                       251,014

Operating expenses:
    Selling, general and administrative - Note G            1,039,472                             -                     1,039,472
    Depreciation and amortization                             233,796                             -                       233,796
    Research and development costs                            197,748                         132,708                     330,456
                                                        -------------                   -------------                ------------
       TOTAL OPERATING EXPENSES                             1,471,016                         132,708                   1,603,724
                                                        -------------                   -------------                ------------
          LOSS FROM OPERATIONS                             (1,220,002)                       (132,708)                 (1,352,710)

Other expenses:
    Interest expense                                          304,734                             -                       304,734
    Write-off of loans costs                                   72,672                             -                        72,672
    Other expense, net                                         38,297                             -                        38,297
                                                        -------------                   -------------                ------------
       TOTAL OTHER EXPENSE                                    415,703                             -                       415,703
                                                        -------------                   -------------                ------------
           NET LOSS                                     $  (1,635,705)                  $    (132,708)               $ (1,768,413)
                                                        =============                   =============                ============

See accompanying notes to financial statements.
                                        4

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                                        ACCUMULATED
                                                                                          DEFICIT
                                                                 ADDITIONAL              DURING THE
                                             COMMON                PAID-IN              DEVELOPMENT
                                              STOCK                CAPITAL                 STAGE                   TOTAL
                                         ---------------      -----------------      ------------------      -----------------
Common stock issued
  August 23, 1994 (date of
  inception)                             $        10,000      $          40,000      $             -         $          50,000

Conversion of
  stockholder debt to
  equity - Note H                                      -              3,960,000                    -                 3,960,000

Reacquisition of
 warrants - Note  F & H                                -              (500,000)                    -                  (500,000)

Net loss                                               -                      -             (1,768,413)             (1,768,413)
                                         ---------------      -----------------      ------------------      -----------------
Balance at
  March 31, 1996                         $        10,000      $       3,500,000      $      (1,768,413)      $       1,741,587
                                         ===============      =================      ==================      =================

See accompanying notes to financial statements.

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                                      FOR THE EIGHT MONTH
                                                          FOR THE YEAR ENDED              PERIOD ENDED            FROM INCEPTION
                                                            MARCH 31, 1996               MARCH 31, 1995          TO MARCH 31, 1996
                                                          ------------------          --------------------       -----------------
Cash flows from operating activities:
    Net loss                                               $   (1,635,705)             $     (132,708)            $   (1,768,413)
    Adjustments to reconcile net loss to
       net cash used in operating
       activities:
           Depreciation and amortization                          233,797                         -                      233,797
           Changes in assets and liabilities:
               Increase in trade accounts receivable             (571,166)                        -                     (571,166)
               Increase in inventory of small tools and
                   supplies                                       (12,494)                        -                      (12,494)
               Increase in other assets                           (33,620)                        -                      (33,620)
               Increase in deposits                               (26,613)                    (30,000)                   (56,613)
               Increase in trade accounts payable                 351,414                         -                      351,414
               Increase in accrued expenses                       150,578                         -                      150,578
               Increase in deferred revenues                       56,017                         -                       56,017
                                                           --------------              --------------             --------------
                   Total adjustments                              147,913                     (30,000)                   117,913
                                                           --------------              --------------             --------------
                       NET CASH USED IN OPERATING
                       ACTIVITIES                              (1,487,792)                   (162,708)                (1,650,500)
                                                           --------------              --------------             --------------
Cash flows from investing activities:
    Proceeds from sale of common stock                               -                         50,000                     50,000
    Deposit for purchases of equipment                           (60,000)                    (113,587)                   (60,000)
    Purchases of property and equipment                       (1,809,268)                         -                   (1,922,855)
    Increase in deferred costs                                  (230,381)                    (217,456)                  (447,837)
                                                           --------------              --------------             --------------
                       NET CASH USED IN
                       INVESTING ACTIVITIES                   (2,099,649)                    (281,043)                (2,380,692)
                                                           --------------              --------------             --------------

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      STATEMENTS OF CASH FLOWS - Continued

                                                                                      FOR THE EIGHT MONTH
                                                          FOR THE YEAR ENDED              PERIOD ENDED            FROM INCEPTION
                                                            MARCH 31, 1996               MARCH 31, 1995          TO MARCH 31, 1996
                                                          ------------------          --------------------       -----------------
Cash flows from financing activities:
    Proceeds from loans payable                                   600,000                   1,500,000                  2,100,000
    Payments on loan payable                                     (100,000)                        -                     (100,000)
    Advances from affiliates, net                                 (32,557)                     32,557                        -
    Proceeds from advances on factored receivables                400,000                         -                      400,000
    Proceeds from related party loans                           2,000,000                      15,000                  2,015,000
    Payment for the reacquisition of warrants                     (50,000)                        -                      (50,000)
    Payments on related party loans                              (505,000)                        -                     (505,000)
    Proceeds from equipment notes payable                         205,068                         -                      205,068
    Payments on equipment notes payable                           (22,136)                        -                      (22,136)
                                                           --------------              --------------             --------------
       NET CASH PROVIDED BY
           FINANCING ACTIVITIES                                 2,495,375                   1,547,557                  4,042,932
                                                           --------------              --------------             --------------
       NET (DECREASE) INCREASE IN CASH AND
       CASH EQUIVALENTS                                        (1,092,066)                  1,103,806                     11,740

CASH AND CASH EQUIVALENTS- beginning of year                    1,103,806                         -                          -
                                                           --------------              --------------             --------------
CASH AND CASH EQUIVALENTS - end of year                    $       11,740              $    1,103,806             $       11,740
                                                           ==============              ==============             ==============
SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION:
       Cash paid during the year for interest              $      273,937              $          -               $      273,937
                                                           ==============              ==============             ==============
SUPPLEMENTAL DISCLOSURES OF NON-CASH
    INVESTING AND FINANCING ACTIVITIES:
       Loan payable by company paid off by
           stockholder in return for a note payable that
           was subsequently converted to equity - Note H   $    2,000,000              $          -               $    2,000,000
                                                           ==============              ==============             ==============
       Loan payable to a related party which was
          transferred to the sole stockholder and then
          converted to equity - Note H                     $      510,000              $          -               $      510,000
                                                           ==============              ==============             ==============
       Repurchase of warrants by stockholder in return for
        a note payable which was subsequently converted
        to equity - Note H                                 $      450,000              $          -               $      450,000
                                                           ==============              ==============             ==============
       Loan payable to stockholder converted to equity -
         Note H                                            $    1,000,000              $          -               $    1,000,000
                                                           ==============              ==============             ==============

See accompanying notes to financial statements.
                                        7

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                             March 31, 1996 and 1995

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION: American Remedial Technologies, Inc. ("the Company"), incorporated in the State of Florida, was organized in August 1994 for the purpose of providing environmental services for remediation and testing of petroleum contaminated soils. The Company's operating site is located in the Los Angeles, California greater metropolitan area.

The Company is a development stage company primarily devoted to obtaining environmental permits, seeking financing, constructing the facility, and performing marketing and administrative functions related to the development of the Company.

For the year ended March 31, 1996, the Company has not generated significant revenues and has reported an accumulated deficit during the development stage of $1,768,413. As a result, management has developed a plan that will include, but not be limited to, the following actions to fund its working capital requirements and raise capital to achieve its plans for growth.

1. Continue to pursue plans of closing on the stock sale agreement with a publicly held company (see Note H) which will give the Company access to seek additional funding from potential offerings.

2. Develop a marketing and promotion strategy that further increases market share and recognition within the industry.

3.       Seek new financing sources to fund future capital acquisitions (see
         Note H).

4. The stockholder has personally guaranteed funding of $1,500,000 for any working capital deficiency during the year, if necessary.

Management has begun the implementation of if its plans for the Company's operations as described above and expects to meet its goals and objectives for the year ending March 31, 1997. These measures, if successfully implemented, are expected to result in positive working capital position as well as net income for the year ended March 31, 1997. However, actual results may differ from management's plans.

CHANGE IN FISCAL YEAR: The Company has changed its fiscal year end from December 31 to March 31, effective the year beginning April 1, 1995.

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

REVENUE RECOGNITION: Revenues are recognized as soil is processed. The Company bills customers upon receipt of the contaminated soil at its remediation facility. Amounts billed in excess of revenues recognized are classified as "deferred revenues" on the accompanying balance sheet.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include all highly liquid debt instruments purchased with original maturities less than three months.

CASH CONCENTRATION: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

INVENTORY OF SMALL TOOLS AND SUPPLIES: Inventories are stated at cost. Cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT: Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is provided principally on the straight line method over the estimated useful lives of the assets. Amortization is provided on the straight line basis method over the term of the lease. Interest costs aggregating $70,312 for the construction of long term assets were capitalized and are being amortized over the related assets estimated useful life. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are credited or charged to operations.

DEFERRED COSTS: Costs consisting of primarily consulting fees, salaries and legal fees related to organizing and obtaining environmental services permits are being amortized over five years.

INCOME TAXES: The Company, with the consent of its stockholder, had elected Subchapter "S" corporate status. In lieu of corporate income taxes, the individual stockholder of the Company is responsible for the taxes on his proportionate share of the Company's taxable income (losses).

On March 31, 1996, the Company terminated its Subchapter "S" corporate status and elected a taxable status of a regular "C" corporation effective April 1, 1996.

RESEARCH AND DEVELOPMENT COSTS: Expenditures related to the development of new processes are expended as incurred.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures including, but not limited to, the determination of the net realizable value of receivables, useful lives of acquired assets, deferred costs and the evaluation of contingencies, if any , that may exist. Accordingly, actual results could differ from those estimates.

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE B - TRADE ACCOUNTS RECEIVABLE

In February 1996, the Company entered into a factoring agreement to sell accounts receivable without recourse to a related party at ninety-five percent of their fair market value payable within 90 days of when the proceeds are remitted to the Company. At March 31, 1996 amounts advanced aggregated $400,000 and accrued interest, included in accrued expenses, approximated $5,000. Subsequent to year end, additional advances of $95,000 were made to the Company.

In June 1996, the agreement was renegotiated as a note payable to the affiliate for $495,000 with a 13.5 % interest rate. Interest is payable monthly and a balloon payment of the principal is due in June 1999. The loan is collateralized by accounts receivable.

NOTE C - EQUIPMENT NOTES PAYABLE

Equipment notes payable at March 31 are summarized as follows:

                                                             1996        1995
                                                          --------     -------
9.95% note payable to a bank; monthly
principal and interest payments of $1,830
through July 1998; collateralized by a misting
system with a net book value of $63,503.                 $  49,211     $    -

10.25% note payable to a bank; monthly
principal and interest payment of $ 968
through May 1998; collateralized by a truck
scale with a net book value of $28,553.                     24,901          -

10.25% note payable to a bank; monthly
principal and interest payment of $2,519
through June 1998; collateralized by screening
equipment with a net book value of $101,322.               108,821          -
                                                         ---------     -------
                                                           182,933          -
Less: current maturities of equipment notes payable         58,545          -
                                                         ---------     -------
                                                        $  124,388     $    -
                                                        ==========     =======

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE C - EQUIPMENT NOTES PAYABLE - Continued

The maturities of equipment notes payable for each of the years subsequent to March 31, 1996 are as follows:

   1997(included in current maturities)                  $    58,545
   1998                                                       53,806
   1999                                                       35,266
   2000                                                       27,894
   2001                                                        7,422
                                                         -----------
                                                         $   182,933
                                                         ===========

NOTE D- ACCRUED EXPENSES

Accrued expenses at March 31 consist of the following:

                                          1996            1995
                                      -----------      ---------
   Payroll taxes                      $    55,212      $      -
   Other                                   31,200             -
   Management fees                         17,500             -
   Related party interest                  30,397             -
   Commissions                             16,269             -
                                      -----------      ---------
                                      $   150,578      $      -
                                      ===========      =========

NOTE E - COMMITMENTS

OPERATING LEASES: The Company has operating lease agreements for the plant and a loader with aggregate monthly payments approximating $ 39,000. These leases are non-cancelable and expire at various dates through 2000. The Company also has a non-cancelable lease agreement for the land for which the plant is located. Monthly payments for the first year are $15,000 and increase by $1,000 each year. On the fifth year the Company has option to extend for three additional years with continued increases of $1,000 each year. This lease expires in December 2000.

Future minimum rental payments due under these lease agreements for each of the years subsequent to March 31, 1996 are as follows:

         1997                                          $   655,000
         1998                                              667,000
         1999                                              629,000
         2000                                              223,000
         2001                                              235,000
                                                       -----------
                                                       $ 2,409,000
                                                       ===========

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE E - COMMITMENTS - Continued

Rent expense charged to operations totaled approximately $467,000 for the year ended March 31, 1996 and for the period from inception to March 31, 1996. There was no rent expense charged to operations for the eight month period ended March 31, 1995.

EQUIPMENT PURCHASE COMMITMENT: In March 1996, the Company entered into an agreement to acquire a used thermal desorption plant located at the Port of Los Angeles for a purchase price of $600,000. To date, the Company has paid $85,000 as a deposit to be held in escrow pending approval of financing for the balance of the purchase price.

In June 1996, this equipment was acquired by an unrelated party on behalf of the Company. This unrelated party also has a lien on the stockholder's shares as noted above. Financing terms are still being negotiated.

NOTE F - WARRANTS

In connection with loans from an unrelated party and a related party, the Company authorized 505,959 warrants with an exercise price of $.01 (par value). On the date of issuance, the exercise price of the warrants exceeded their estimated fair value of the related common stock as determined by the board of directors. Consequently, no amounts related to the issuance of the warrants have been reflected in the accompanying financial statements.

Subsequent to the issuance of the warrants, the rights to the outstanding warrants were reacquired by the Company from the unrelated lender for $500,000 and rights to the outstanding warrants of the related party were waived (see Note H).

NOTE G - MANAGEMENT FEES

Effective August 1995, beginning September 1995 the Company has agreed to pay a monthly management fee of $2,500 to a related party under common ownership for the utilization of administrative services, office space and accounting services. The management fee expense as of March 31, 1996 and from inception to March 31, 1996, which is included in selling, general & administrative expenses, aggregates $17,500. There were no management fees charged to operation for the eight month period ended March 31, 1995.

                      AMERICAN REMEDIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE H - SUBSEQUENT EVENT

SALE OF STOCKHOLDER SHARES: On March 25, 1996, the Company entered into a stock sale agreement authorizing the sale of the sole stockholders shares (1,000,000) to a publicly held corporation in consideration for $6,000,000, 3,000,000 shares of the purchasers' common stock and 1,000,000 shares of the purchasers' series "B" convertible preferred stock. Certain preferences and limitations were outlined in the agreement in conjunction with the signing of the agreement. Listed below are those transactions

1. $ 510,000 of debt owed to a related party was assigned to the stockholder and converted to equity and rights to warrants outstanding (see Note F) for the related party were canceled.

2.       $ 100,000 note payable to a related party was paid in full.

3. Note payable for $ 2,000,000 due to an unrelated party was paid in full by the stockholder. In return the amounts then owed to the stockholder were converted to equity.

4. The stockholder paid the aforementioned unrelated party $ 450,000 for the outstanding warrants and the Company paid $ 50,000, totaling $ 500,000. Amounts paid for the warrants have been reflected as a reduction of equity and debt owed by Company to the stockholder for the reacquisition of the warrants have been converted to equity (see Note
         F).

5.       The shareholder loan for $1,000,000 was converted to equity.

To payoff the note payable of $2,000,000 and the outstanding warrants for $450,000, the stockholder borrowed funds from an unrelated third party. This loan was secured by the stockholder's shares. In conjunction with the closing of the sale of stockholder's shares on July 9, 1996, the loan has been repaid to the unrelated third party and the lien on the shares have been released.